UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person

   J. Rex Fuqua
   One Atlantic Center
   1201 West Peachtree Street
   Suite 5000
   Atlanta, Georgia  30309

2. Date of Event Requiring Statement (Month/Day/Year)
   07/29/98

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Graham-Field Health Products, Inc.         GFI

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock, $.025 par value ("Common     |  680,598             |    D           | See (3)                                       |
Stock")                                    |                      |                |                                               |
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Common Stock                               |  146,365             |    I           | See (1)(3)                                    |
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Common Stock                               |  768,600             |    I           | See (2)(3)                                    |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying Deriva-|         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  tive Security        |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
                        |         |         |                       |         |          |             |                           |
                        |         |         |                       |         |          |             |                           |
                        |         |         |                       |         |          |             |                           |
                        |         |         |                       |         |          |             |                           |
                        |         |         |                       |         |          |             |                           |
                        |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1) Mr. Fuqua is an Officer and Director of The J.B. Fuqua Foundation, Inc. which owns, directly, 146,365 shares of Common Stock.
(2) Mr. Fuqua is an Officer and Director of Fuqua Holdings, Inc., the general partner of Fuqua Holdings-I, L.P. which owns, directly 768,600 shares of Common Stock.
(3) Excludes 1,457,225 shares of Common Stock which certain members of Mr. Fuqua's family and entities related to Mr. Fuqua own and have reported, along with Mr. Fuqua, on a Schedule 13D filed pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Mr. Fuqua expressly disclaims that he and individuals and entities with whom he filed the Schedule 13D constitute a group. Such Schedule 13D was filed with the United States Securities and Exchange Commission on August 10, 1998.


SIGNATURE OF REPORTING PERSON

/s/ J. Rex Fuqua
----------------
J. Rex Fuqua


DATE

August 10, 1998